THOMPSON IM FUNDS, INC.

AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, effective as of the 6th day of September, 2012, to the Custody Agreement dated as of July 31, 2005, as amended August 2, 2006, January 24, 2008, July 30, 2009, August 12, 2010 and July 30, 2012 (the "Agreement"), is entered into by and between Thompson IM Funds, Inc. f/k/a Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Corporation") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Corporation and the Custodian desire to amend the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective September 6, 2012, Thompson Plumb Funds, Inc. became known as Thompson IM Funds, Inc., a Wisconsin corporation. Accordingly, effective September 6, 2012, all references to Thompson Plumb Funds, Inc. in the Agreement were replaced with Thompson IM Funds, Inc.

Effective September 6, 2012, Exhibit C of the Agreement was hereby superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON IM Funds, Inc.	U.S. BANK, N.A.

By: /s/ John W. Thompson	By: /s/ Michael R. McVoy

Name: John W. Thompson	Name: Michael R. McVoy

Title: President & CEO	Title: Senior Vice President

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Amended Exhibit C

to the Custody Agreement – Thompson IM Funds, Inc.

Effective September 6, 2012 - Separate Series of Thompson IM Funds, Inc.

Name of Series

Thompson LargeCap Fund f/k/a Thompson Plumb Growth Fund

Thompson Bond Fund f/k/a Thompson Plumb Bond Fund

Thompson MidCap Fund f/k/a Thompson Plumb MidCap Fund

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